Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

NAVIGANT CONSULTING, INC.,

a Delaware corporation

Navigant Consulting, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Navigant Consulting, Inc. The Corporation was originally incorporated under the name Metzler & Associates, Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on June 6, 1996.

B. This restated certificate of incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly adopted by the stockholders of the Corporation in accordance with the DGCL.

C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is: Navigant Consulting, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED SHARES; CAPITAL STOCK

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred fifty-three million (153,000,000), consisting of one hundred fifty million (150,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”), and three million (3,000,000) shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).

B. The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

l. Common Stock.

(a) Voting Rights: Except as otherwise required by law or expressly provided herein, the holders of shares of Common Stock shall be entitled to one vote per share on each matter submitted to a vote of the stockholders of the Corporation.

(b) Dividends: Subject to the rights of the holders, if any, of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

(c) Liquidation Rights: In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Preferred Stock shall be entitled upon dissolution, liquidation or winding up, the assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the shares of Common Stock.

2. Preferred Stock.

Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of and issue shares of the Preferred Stock in series, and by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of any Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than five (5) or more than nine (9) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Each director elected to the board of directors prior to the commencement of the 2013 annual meeting of stockholders shall serve the remainder of the term for which such director was elected (or, in the case of a director appointed to fill the vacancy in the term of any such director, the remainder of the term of his or her predecessor), such that each director elected at the 2010 annual meeting (or any director elected to fill a vacancy caused by the death, resignation, removal or disqualification of any such director) shall serve until such director’s term expires at the annual meeting scheduled for 2013, each director elected at the 2011 annual meeting (or any director elected to fill a vacancy caused by the death, resignation, removal or disqualification of such director) shall serve until such director’s term expires at the annual meeting scheduled for 2014, and each director elected at the 2012 annual meeting (or any director elected to fill a vacancy caused by the death, resignation, removal or disqualification of any such director) shall expire at the annual meeting scheduled for 2015. Commencing with the annual meeting scheduled for 2013, at each annual meeting of stockholders, directors whose terms expire at that annual meeting shall be elected for a one-year term. In no case will a decrease in the number of directors shorten the term of any incumbent director even though such decrease may result in an inequality of the classes until the expiration of such term. Each director shall hold office until his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Except as required by law or the provisions of this Restated Certificate of Incorporation, all vacancies on the Board of Directors and newly created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of this Restated Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

STOCKHOLDERS

(a) Written Consent. Any action required to be taken at any annual or special meeting of the stockholders, or any other action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(b) Special Meeting. Special meetings of stockholders of the Corporation may be called upon not less than ten nor more than 60 days’ written notice by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or at the request in writing of the stockholders owning at least fifty percent (50%) of the entire capital stock of the corporation issued and outstanding and entitled to vote.

(c) Amendment. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

AMENDMENT OF BY-LAWS

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation. The By-Laws of the Corporation may be altered, amended, or repealed, or new By-Laws may be adopted, by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least two-thirds of the voting power of the shares of the Corporation entitled to be cast generally in the election of directors at an annual or special meeting of stockholders, provided that if such alteration, amendment, repeal or adoption of new By-Laws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new By-Laws is contained in the notice of such special meeting.

ARTICLE VIII

NO CUMULATIVE VOTING

No stockholder of the Corporation shall by reason of holding shares of any class of stock have any cumulative voting right.

ARTICLE IX

INTERESTED PARTY TRANSACTIONS

A director of the Corporation shall not, in the absence of fraud, be disqualified by his or her office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by the director from or through any transaction or contract of the Corporation by reason of the fact that the director, or any firm of which he or she is a member or any corporation of which he or she is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in a manner provided in the DGCL for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest.

ARTICLE X

MEETINGS, BOOKS AND RECORDS, WRITTEN BALLOTS

Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE XI

COMPROMISES WITH CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors and/or the stockholders or class of stock of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing two-thirds the value of the creditors or class of creditors and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement or to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement of the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XII

INDEMNIFICATION AND LIMITATION OF LIABILITY

A. Indemnification of Officers and Directors: The Corporation shall:

(a) indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; and

(b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by each person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

(c) indemnify any director, or, if such person has previously been designated for indemnification by the resolution of the Board of Directors, an officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that such director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article XII.A. (a) and (b), or in defense of any claim, issue or matter therein; and

(d) make any indemnification under Article XII.A. (a) and (b) (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Article XII.A. (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation; and

(e) pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article XII. Notwithstanding the foregoing, the Corporation shall not be obligated to pay expenses incurred by a director or officer with respect to any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise (“Proceedings”) initiated or brought voluntarily by a director or officer and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of this Article XII unless a court of competent jurisdiction determines that each of the material assertions made by the director or officer in such proceeding were not made in good faith or were frivolous). The Corporation shall not be obligated to indemnify the director or offer for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement; and

(f) not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article XII exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding such office; and

(g) have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article XII; and

(h) deem the provisions of this Article XII to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent who serves in such capacity at any time while this Article XII is in effect and any repeal or modification of this Article XII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon Such state of facts. The provisions of this Article XII not be deemed to be a contract between the Corporation and any directors, officers, employees or agents of any other Corporation (the “Second Corporation”) which shall merge into or consolidate with this Corporation when this Corporation shall be the surviving or resulting Corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the Board of Directors of this Corporation; and

(i) continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Article XII, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation and such rights shall inure to the benefit of the heirs, executors and administrators of such a person.

B. Elimination of Certain Liability of Directors: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by an amended DGCL. Any repeal or modification of this Article XII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XIII

AMENDMENTS

The Board of Directors of the Corporation may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Monica M. Weed, its Vice President, General Counsel and Corporate Secretary, this 22nd day of May, 2012.

NAVIGANT CONSULTING, INC.

By:	/s/ Monica M. Weed
	Name:	Monica M. Weed
	Title:	Vice President, General Counsel and Corporate Secretary